 Exhibit 15.1

June 10, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We are aware that Aceto Corporation has incorporated by reference in the Prospectus constituting a part of this Registration Statement our reports dated November 5, 2010, February 4, 2011, and May 6, 2011 relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly reports on Form 10-Q for the quarters ended September 30, 2010, December 31, 2010, and March 31, 2011, respectively.  Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO USA, LLP

Melville, New York